Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180182

CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
3.80% Senior Notes due 2024	$300,000,000	99.744%	$299,232,000	$34,771

(1)

The information in this Calculation of Registration Fee table (including the footnotes hereto) updates, with respect to the securities offered hereby, the information set forth in the Calculation of Registration Fee table included in the Registration Statement on Form S-3 (No. 333-180182) filed by the registrant on March 16, 2012.

(2)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 16, 2012)

$300,000,000

3.80% Senior Notes due November 15, 2024

Interest payable May 15 and November 15.

We are offering $300 million aggregate principal amount of 3.80% notes due 2024. The notes will bear interest at the rate of 3.80% per year. Interest will be paid semi-annually on May 15 and November 15 of each year, commencing on May 15, 2015. The notes will mature on November 15, 2024. We may redeem the notes, in whole or in part, at any time and from time to time at the applicable redemption price described under “Description of Notes—Optional Redemption” beginning on page S-11 of this prospectus supplement. If we experience a “Change of Control Repurchase Event,” unless we have exercised our right to redeem the notes, holders of the notes may require us to offer to repurchase the notes at a price equal to 101% of the principal amount. In all cases, we will pay accrued and unpaid interest to, but excluding, the date of redemption or repurchase, as the case may be.

The notes will be our senior unsecured obligations, and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

The notes are a new issue of securities for which there are currently no trading markets. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system.

Investing in the notes involves risks. Please see “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Note	Total
Price to public (1)	99.744%	$299,232,000
Underwriting Discount	0.650%	$1,950,000
Proceeds, before expenses, to us (1)	99.094%	$297,282,000

(1)	Plus accrued interest from November 10, 2014, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to distribute the notes in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Clearstream and Euroclear, against payment in New York, New York on November 10, 2014.

Joint Book-Running Managers

J.P. Morgan	Wells Fargo Securities	US Bancorp

MUFG SunTrust Robinson Humphrey

Co-Managers

BBVA	PNC Capital Markets LLC	RBS	TD Securities

BMO Capital Markets	Fifth Third Securities

November 5, 2014

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are each part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, offer and sell to the public any or all of the securities described in the registration statement in one or more offerings. This document is in two parts. The first part, which is this prospectus supplement, describes the specific terms of this offering and other matters relating to us and the notes we are offering. The second part, which is the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement. Generally, when we refer to the “prospectus,” we are referring to both parts combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information contained in this prospectus supplement.

We and the underwriters have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our securities, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy our securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or the notes offered hereby are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

Information that we file with the SEC subsequent to the date on the cover of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed in the “Where You Can Find More Information” section in this prospectus supplement and any future filings made with the SEC until we issue all of the securities offered pursuant to this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and any related free writing prospectus we have authorized, together with the documents we incorporate by reference.

In this prospectus supplement, “Leggett & Platt,” “Leggett,” “Company,” “we,” “us” and “our” refer to Leggett & Platt, Incorporated and its subsidiaries, unless otherwise specified or indicated by the context, including without limitation, with respect to descriptions of the notes or their terms or provisions (which are obligations of Leggett but not any of its subsidiaries).

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein, whether written or oral, may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, projections of revenue, income, earnings, capital expenditures, dividends, capital structure, cash flows or other financial items; possible plans, goals, objectives, prospects, strategies or trends concerning future operations; statements concerning future economic performance; and the underlying assumptions relating to forward-looking statements. These statements are identified either by the context in which they appear or by use of the words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” or the like. All such forward looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements described in this provision.

Any forward-looking statement reflects only the beliefs of Leggett & Platt or its management at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have, and do not undertake any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made, unless we are obligated under the federal securities laws to update and disclose material developments related to previously disclosed information. For all of these reasons, forward-looking statements should not be relied upon as a prediction of actual future events, objectives, strategies, trends or results.

Listed below and discussed elsewhere in further detail in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2014, respectively, which are incorporated by reference, are some important risks, uncertainties and contingencies that could cause actual events or results to differ materially from forward-looking statements. It is not possible to anticipate and list all of the risks, uncertainties and contingencies which could cause actual events or results to differ from forward-looking statements. However, some of these risks and uncertainties include the following:

•	factors that could affect the industries or markets in which we participate, such as growth rates and opportunities in those industries;

•

adverse changes in inflation, currency, political risk, U.S. or foreign laws or regulations (including tax law changes), consumer sentiment, housing turnover, employment levels, interest rates, trends in capital spending and the like;

•	factors that could impact raw materials and other costs, including the availability and pricing of steel scrap and rod and other raw materials, the availability of labor, wage rates and energy costs;

•	our ability to pass along raw material cost increases through increased selling prices;

•	price and product competition from foreign (particularly Asian and European) and domestic competitors;

•	our ability to improve operations and realize cost savings (including our ability to fix under-performing operations and to generate future earnings from restructuring-related activities);

•	our ability to maintain profit margins if our customers change the quantity and mix of our components in their finished goods;

•	our ability to realize 25-35% contribution margin on incremental unit volume growth;

•	our ability to achieve expected levels of cash flow;

•	our ability to maintain and grow the profitability of acquired companies;

•

our ability to maintain the proper functioning of our internal business processes and information systems and avoid modification or interruption of such systems, through cyber-security breaches or otherwise;

S-iii

•	a decline in the long-term outlook for any of our reporting units that could result in asset impairment;

•	our ability to control expenses related to “conflict mineral” regulations and to effectively manage our supply chains to avoid loss of customers; and

•	litigation including product liability and warranty, taxation, environmental, intellectual property, anti-trust and workers’ compensation expense.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights material information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus but does not contain all of the information you need to consider in making your decision to invest in the notes. This summary is subject to, and qualified in its entirety by reference to, the more detailed information and consolidated financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read carefully this entire prospectus supplement and the accompanying prospectus and should consider, among other things, the matters set forth in the section entitled “Risk Factors” before deciding to invest in the notes.

THE COMPANY

Leggett & Platt was founded as a partnership in Carthage, Missouri in 1883 and was incorporated in 1901. The Company, a pioneer of the steel coil bedspring, has become an international diversified manufacturer that conceives, designs and produces a wide range of engineered components and products found in many homes, offices, automobiles and commercial aircraft. We have approximately 19,000 employees, and operate roughly 130 manufacturing facilities in 18 countries. We are organized into 18 business units, those units organized into 9 groups, and those groups into four segments, as indicated below:

•	Residential Furnishings—components for bedding and home furniture; fiber, fabric and foam; bed frames and ornamental beds; and related consumer products.

•	Commercial Fixturing & Components—components for office and institutional furnishings.

•	Industrial Materials—drawn steel wire, specialty wire products, steel rod and welded steel tubing; and titanium and nickel tubing for the aerospace industry.

•	Specialized Products—automotive seating suspensions and control cable systems; lumbar supports for automotive seating; and specialized machinery and equipment.

Leggett is a Missouri corporation with principal executive offices located at No. 1 Leggett Road, Carthage, Missouri 64836. Our telephone number is (417) 358-8131.

THE OFFERING

Issuer	Leggett & Platt, Incorporated.

Securities Offered	$300 million aggregate principal amount of 3.80% notes due 2024.

Maturity	The notes will mature on November 15, 2024.

Interest Rate	The notes will bear interest at a rate of 3.80% per year.

Interest Payment Dates	Interest on the notes will accrue from November 10, 2014. Interest on the notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2015.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Optional Redemption

On or after August 15, 2024 (three months prior to their maturity date), we may redeem the notes, in whole or in part, at any time and from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to each holder of the notes to be redeemed, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Prior to August 15, 2024 (three months prior to their maturity date), we may redeem the notes, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to the greater of:

•    100% of the principal amount of the notes being redeemed; and

•    the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in “Description of Notes—Optional Redemption”), plus 25 basis points;

in each case, plus accrued and unpaid interest on the notes to, but excluding, the redemption date. See “Description of Notes—Optional Redemption” on page S-11 of this prospectus supplement.

Repurchase at Option of Holders Upon Change of Control Repurchase Event	If we experience a “Change of Control Repurchase Event” (as defined in “Description of Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event” beginning on page S-12 of this prospectus supplement), we will be required, unless we have exercised our right to redeem the notes, to offer to repurchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the date of repurchase.

Covenants	Under the Senior Indenture, we have agreed to certain restrictions on our ability to incur debt secured by liens and to enter into certain transactions. See “Description of Debt Securities—Limitations on Liens,” “—Limitations on Sale and Leaseback,” and “—Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include the repayment or refinancing of existing indebtedness, including repayment of our 4.65% Senior Notes due November 15, 2014 at maturity and commercial paper indebtedness incurred for general corporate purposes, the funding of possible future acquisitions and/or stock repurchases. See “Use of Proceeds” on page S-8 of this prospectus supplement.

Further Issues of Notes	We may, from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same terms (except for the issue date and, in some cases, the public offering price, the first interest payment date and the initial interest accrual date) as, and ranking equally and ratably with, the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of securities under the Senior Indenture, including for purposes of voting and redemptions. Such additional notes will only be issued as part of the series of these notes if they are fungible with the notes for U.S. federal income tax purposes.

Denomination and Form	We will issue the notes in the form of one fully registered book-entry global note registered in the name of the nominee of The Depository Trust Company, DTC or the Depositary. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary, including accounts maintained by Clearstream or Euroclear, as the case may be, in the Depositary. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of the notes under the Senior Indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Ownership of Notes through the Depositary, Clearstream and Euroclear” on page S-15 of this prospectus supplement.

Conflicts of Interest	The net proceeds from this offering may be used to repay indebtedness, including amounts owed in connection with certain hedging activity.

Risk Factors	You should read carefully and consider the information set forth in “Risk Factors” beginning on page S-6 of this prospectus supplement and the risk factors set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, as updated under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively, before investing in the notes.

Trustee	U.S. Bank National Association

Governing Law	New York

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratios have been retrospectively adjusted to reflect the classification of our Store Fixtures business unit as discontinued operations.

	Nine Months Ended September 30,		Twelve Months Ended December 31,
	2013	2014	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges (1)	6.0	6.2	4.2	5.6	5.4	5.8	4.8

(1)	Earnings consist principally of income from continuing operations before income taxes, plus fixed charges less capitalized interest. Fixed charges include interest expense, capitalized interest and implied interest included in operating leases. We have not paid a preference security dividend for any of the periods presented, and accordingly have not separately shown the ratio of combined fixed charges and preference dividends to earnings for these periods.

Summary Historical Consolidated Financial Data

The following summary historical consolidated financial data are being provided to assist you in your analysis of an investment in the notes. You should read this information in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement. The summary consolidated statement of earnings data for the years ended December 31, 2011, 2012 and 2013 and the summary consolidated balance sheet data as of December 31, 2011, 2012 and 2013 have been derived from our historical consolidated financial statements audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The summary consolidated statement of earnings data for the nine months ended September 30, 2013 and 2014 and the summary consolidated balance sheet data as of September 30, 2013 and 2014 have been derived from our unaudited condensed consolidated financial statements. Our historical earnings data has been retrospectively adjusted to reflect the classification of our Store Fixtures business unit as discontinued operations. Also, our historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of the results for the entire year.

	Year Ended December 31,			Nine Months Ended September 30,
(In millions, except per share data)	2011	2012	2013	2013	2014
Statement of Earnings Data
Net Sales from Continuing Operations	$3,303	$3,415	$3,477	$2,618	$2,829
Earnings from Continuing Operations	$173	$231	$186	$176	$179
(Earnings) attributable to noncontrolling interest, net of tax	$(3)	$(2)	$(2)	$(2)	$(2)
Earnings (Loss) from Discontinued Operations, net of tax	$(17)	$19	$13	$18	$(100)
Net Earnings attributable to Leggett & Platt, Inc.	$153	$248	$197	$192	$77
Earnings per share from Continuing Operations
Basic	$1.16	$1.59	$1.27	$1.20	$1.25
Diluted	$1.15	$1.57	$1.25	$1.18	$1.23
Earnings (Loss) per share from Discontinued Operations
Basic	$(.11)	$.13	$.09	$.12	$(.70)
Diluted	$(.11)	$.13	$.09	$.12	$(.69)
Net Earnings per share
Basic	$1.05	$1.72	$1.36	$1.32	$.55
Diluted	$1.04	$1.70	$1.34	$1.30	$.54

	As of December 31,			As of September 30,
	2011	2012	2013	2013	2014
Balance Sheet Data
Cash and cash equivalents	$236	$359	$273	$299	$243
Net Property, plant and equipment	$581	$573	$575	$580	$547
Total assets	$2,915	$3,255	$3,108	$3,305	$3,185
Long-term debt	$833	$854	$688	$958	$619

RISK FACTORS

We believe the following risk factors, as well as those relating to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, respectively, which are incorporated herein by reference, should be considered prior to purchasing any of the notes offered for sale pursuant to this prospectus supplement. These risks may be amended, supplemented or superseded from time to time by risk factors contained in the Securities Exchange Act of 1934, as amended, or the Exchange Act, reports that we file with the SEC, which will be incorporated by reference, or by a post-effective amendment to the registration statement of which this prospectus supplement forms a part. There may be additional risks that are not presently material or known. If any of the events below occur, our business, financial condition, results of operations, liquidity or access to the debt or capital markets could be materially adversely affected. The following risks could cause our actual results to differ materially from our historical experience and from any estimates or expectations set forth in forward-looking statements made in or incorporated by reference in this prospectus supplement or the documents incorporated herein by reference.

Risks Related to the Notes

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring additional unsecured indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes subject to the limitations described in the sections entitled “Description of Debt Securities—Limitations on Liens and—Limitations on Sale and Leaseback” in the accompanying prospectus. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

The terms of the indenture and the notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes. The definition of the term “Change of Control Repurchase Event” (as defined in “Description of Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event”) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Repurchase Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain specific levels of revenues, income or cash flow;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Active trading markets may not develop for the notes.

The notes are a new issue of securities for which there are currently no trading markets. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue their market-making at any time without notice. In addition, any market-making activity will be subject to the limits imposed by federal securities laws and may be limited during the offering of the notes.

If active trading markets do not develop or are not maintained, the market prices and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that active markets for the notes will develop or, if developed, will continue.

Our credit ratings may not reflect all risks of an investment in the notes.

We expect the notes may be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to repurchase the notes upon a Change of Control Repurchase Event.

Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or a part of such holder’s notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes would result in a default under the notes, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event” beginning on page S-12 of this prospectus supplement.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries and to our secured debt.

Our subsidiaries are separate and distinct legal entities from us. The notes are obligations exclusively of Leggett & Platt, Incorporated and are not guaranteed by our subsidiaries, which have no obligation to pay any amounts due on the notes. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness, that have priority over our interests in the subsidiaries. If our subsidiaries were to incur additional debt or liabilities that have priority over our interests in the subsidiaries, our ability to pay our obligations on the notes could be adversely affected. As of September 30, 2014, our consolidated subsidiaries had $0.4 million of indebtedness outstanding. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions or limitations. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

The notes will be our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. As of September 30, 2014, we had a carrying value of approximately $1,001 million of long-term debt and current maturities of long-term debt, all of which was unsecured indebtedness that would rank equally with the notes. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. We do not currently have any material secured obligations.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $296,682,000, after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, which may include the repayment or refinancing of existing indebtedness, including repayment of our $180 million aggregate principal amount of 4.65% Senior Notes due November 15, 2014 at maturity and of commercial paper indebtedness incurred for general corporate purposes, the funding of possible future acquisitions and/or stock repurchases. Before we use the net proceeds for these purposes, we may invest them in short term investments.

As of September 30, 2014, our commercial paper indebtedness matured in various timeframes ranging from daily to 14 days. As of September 30, 2014, we had $152 million of commercial paper outstanding at a weighted average interest rate of 0.23%.

CAPITALIZATION

The following table sets forth our total debt and equity as of September 30, 2014 and as adjusted to give effect to the sale of the notes offered hereby. The following information should be read in conjunction with our consolidated financial statements and the accompanying notes, which are incorporated by reference herein. Refer to “Where You Can Find More Information” on page S-24 of this prospectus supplement.

	At September 30, 2014
	Actual	As Adjusted
	(Dollars in millions)
Current maturities of long-term debt outstanding:
4.65% Senior Notes due November 15, 2014[1]	$180	$0
5.00% Senior Notes due August 12, 2015[1]	200	200
Other	2	2

Total current maturities of long-term debt	$382	$202

Long-term debt outstanding:
4.4% Senior Notes due 2018[1]	150	150
3.4% Senior Notes due 2022[1,2]	300	300
3.8% Senior Notes due 2024 offered hereby[3]	0	300
Commercial paper (classified as long-term debt)[4]	152	32
Industrial development bonds (principally variable interest rates)	15	15
Capitalized leases and other[5]	2	2
Total long-term debt	$619	$799

Total Debt	$1,001	$1,001

Equity:
Common stock ($.01 par value per share)	$2	$2
Additional Contributed Capital	478	478
Retained earnings	2,085	2,085
Accumulated other comprehensive income	61	61
Treasury stock at cost	(1,407)	(1,407)

Total Company equity	$1,219	$1,219
Noncontrolling interest	10	10

Total Equity	$1,229	$1,229

Capitalization	$2,230	$2,230

[1]

Our Senior Notes are unsecured and unsubordinated obligations, ranking equally to the notes offered hereby. Regarding each Senior Note: (i) interest is paid semi-annually in arrears; (ii) principal is due at maturity with no sinking fund; and (iii) the Company may, at its option, at any time, redeem all or a portion of any of the debt at a make-whole redemption price equal to the greater of: (a) 100% of the principal amount of the notes being redeemed; and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a specified discount rate determined by the terms of each respective Senior Note. The Senior Notes due 2022 may also be redeemed by the Company within 90 days of maturity at 100% of the principal amount plus accrued and unpaid interest, and we are required to offer to purchase such Senior Notes at 101% of the principal amount, plus accrued and unpaid interest, if we experience a Change of Control Repurchase Event, as defined in “Description of Notes” in this prospectus supplement. Also, each respective Senior Note contains restrictive covenants, including a limitation on secured debt of 15% of our consolidated assets, a limitation on sale and leaseback transactions, and a limitation on certain consolidations, mergers, and sales of assets.

[2]

In 2010, we entered into forward starting interest rate swap agreements. The swaps managed benchmark interest rate risk associated with a $200 million debt issuance. The swaps had a weighted average interest rate of 4.0%. Upon the issuance of the 3.4% notes due 2022, the settlement of the swap agreements resulted in a cash payment of approximately $42.7 million, which is being amortized using the effective interest rate method each year, over the ten year term of the 3.4% notes. This converts the 3.4% interest rate into a fully weighted rate of 5% over the life of the notes.

[3]

In the fourth quarter of 2014, we entered into a treasury lock agreement. The treasury lock manages benchmark interest rate risk associated with a $50 million debt issuance. The treasury lock has an interest rate of 2.36%. Upon the issuance of the 3.80% Notes due 2024, the settlement of the treasury lock is not expected to result in a material gain or loss.

[4]

At September 30, 2014, we had $448 million of unused and available authority under our commercial paper program which is backed by a $600 million revolving credit agreement with a syndicate of 12 lenders. The credit agreement was amended in 2014 to, among other things, extend the maturity date to August 2019 (the “Credit Agreement”). The Credit Agreement allows us to issue letters of credit up to $250 million. When we issue letters of credit in this manner, our capacity under the Credit Agreement, and consequently, our ability to issue commercial paper, is reduced by a corresponding amount. We currently have no debt or outstanding letters of credit under the Credit Agreement. The Credit Agreement contains restrictive covenants, including (i) the amount of total indebtedness may not exceed 60% of our total capitalization; (ii) the amount of total secured debt may not exceed 15% of our total consolidated assets; and (iii) the amount of assets sold, transferred or disposed of in any trailing four quarter period may not exceed 25% of our total consolidated assets; (each (i), (ii) and (iii) above as determined by the terms of the Credit Agreement, filed with the SEC August 19, 2011 as Exhibit 10.1 to our Form 8-K; the First Amendment to Credit Agreement filed with the SEC on August 26, 2013 as Exhibit 10.2 to our Form 8-K and the Second Amendment to Credit Agreement, filed with the SEC on August 19, 2014 as Exhibit 10.3 to our Form 8-K).

[5]	Consists primarily of vehicle leases and discounts on Senior Notes.

DESCRIPTION OF NOTES

General

The following description of the particular terms of the notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of Debt Securities” on page 3 of the accompanying prospectus. The following discussion summarizes selected provisions of the Senior Indenture, dated as of May 6, 2005, between Leggett and U.S. Bank National Association (successor in interest to JPMorgan Chase Bank, N.A.), as trustee (the “Senior Indenture”). Because this is only a summary, it is not complete and does not describe every aspect of the notes and the Senior Indenture. Whenever there is a reference to defined terms of the Senior Indenture, the defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference. A copy of the Senior Indenture can be obtained by following the instructions under the heading “Where You Can Find More Information” on page S-24 of this prospectus supplement. You should read the Senior Indenture for provisions that may be important to you but which are not included in this summary.

Principal, Maturity and Interest

The notes will be initially limited to $300 million aggregate principal amount and will mature on November 15, 2024. The notes will bear interest at 3.80% per annum. Interest on the notes will begin accruing on November 10, 2014. Interest will be paid semi-annually on May 15 and November 15 of each year, commencing on May 15, 2015 to the person in whose name the note is registered at the close of business on the May 1 or November 1 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year of 30-day months. If any interest payment date, any redemption date or the maturity date falls on a day that is not a business day, the required payment of principal and/or interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, redemption date or maturity date, as the case may be, to the date of such payment on the next succeeding business day. Interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable.

Ranking and Further Issuances of Notes

The notes will rank equally with all of our other unsecured and unsubordinated debt. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price, the first interest payment date and the initial interest accrual date) as, and ranking equally and ratably with, the notes. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of securities under the Senior Indenture, including for purposes of voting and redemptions. Such additional notes will only be issued as part of the series of these notes if they are fungible with the notes for U.S. federal income tax purposes. As of September 30, 2014, we had a carrying value of approximately $1,001 million of long-term debt and current maturities of long-term debt, all of which was unsecured indebtedness that would rank equally with the notes.

Optional Redemption

On or after August 15, 2024 (three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to, but excluding, the redemption date.

Prior to August 15, 2024 (three months prior to the maturity date of the notes), we may redeem the notes, in whole or in part, at any time and from time to time, at our option, at a redemption price equal to the greater of: (i) 100% of the principal amount of the notes to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 25 basis points plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (i) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities LLC and three additional primary U.S. Government securities dealers in New York, New York (each a “Primary Treasury Dealer”) selected by us and their successors; provided, however, that if any of them shall cease to be a Primary Treasury Dealer, we shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, after consultation with us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York time, on the third business day preceding that date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes shall be selected for redemption by the trustee by such method as the trustee shall deem fair and appropriate; provided, that as long as the notes are represented by one or more global securities, beneficial interests in the notes will be selected for redemption by the Depositary in accordance with its standard procedures.

In addition, we may at any time purchase any of the notes by tender, in the open market or by private agreement, subject to applicable law.

Repurchase at Option of Holders Upon Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes by giving notice of such redemption to each holder of the notes to be redeemed as described above, we will make an offer to each holder of the notes to repurchase all or any part (equal to $1,000 and integral multiples of $1,000 in excess thereof, provided that the unrepurchased portion of any note must be in a minimum principal amount of $2,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

Our ability to pay cash to holders of notes upon a repurchase may be limited by our then existing financial resources. See “Risk Factors” on page S-6 of this prospectus supplement. We may not be able to repurchase the notes upon a Change of Control Repurchase Event. Moreover, holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control Repurchase Event. Furthermore, holders may not be entitled to require us to purchase their notes upon a Change of Control Repurchase Event in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “Continuing Directors” below.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, re-financings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings. If a Change of Control Repurchase Event occurs, this may have the effect of deterring certain mergers, tender offers or other takeover attempts of us, and could have a possible adverse effect on the market price of the notes, or on our ability to obtain additional financing in the future.

Definitions.

“Below Investment Grade Rating Event” occurs if the rating on the notes is lowered by each of the Rating Agencies (as defined below) and the notes cease to be rated Investment Grade by each Rating Agency on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). If a Rating Agency is not providing a rating for the notes at the commencement of any Trigger Period, the ratings on the notes will be deemed to have been lowered below Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Below Investment Grade Rating Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors;

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; or

(5) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties and assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Holders would not be entitled to require us to purchase the notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest where our Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors, even if our Board of Directors initially opposed the directors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us in accordance with the definition of “Rating Agency” below.

“Moody’s” means Moody’s Investors Service Inc., and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Paying Agent

U.S. Bank National Association, the trustee under the Senior Indenture, is our paying agent at its principal corporate trust office at U.S. Bank National Association, Corporate Trust Services, SL-MO-T3 CT, One U.S. Bank Plaza, St. Louis, MO 63101. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Global Securities

We will issue the notes only in fully registered, book-entry form, without coupons, through the facilities of The Depository Trust Company, DTC or the Depositary, and sales in book-entry form may be affected only through a participating member of the Depositary. The notes will be represented by a global security registered in the name of the nominee of the Depositary. We will issue the notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will deposit the global security with the Depositary or its custodian and will register the global security in the name of the Depositary’s nominee. See “Global Debt Securities” beginning on page 15 of the accompanying prospectus.

Ownership of Notes through the Depositary, Clearstream and Euroclear

When you purchase notes through the Depositary system, the purchases must be made by or through a direct participant, which will receive credit for the notes on the Depositary’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. The Depositary will have no knowledge of your individual ownership of the notes. The Depositary’s records will show only the identity of the direct participants and the principal amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from the Depositary. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global security desires to take any actions that the Depositary, as the holder of the global security, is entitled to take, the Depositary would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

No beneficial owner of an interest in the global security will be able to transfer the interest except in accordance with the Depositary’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”), which are two European international clearing systems similar to the Depositary. The trustee will wire payments on the notes to the Depositary’s nominee. We and the trustee will treat the Depositary’s nominee as the owner of each global security for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security.

It is the Depositary’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is the Depositary’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of the notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of the Depositary, the trustee or us.

Links have been established among the Depositary, Clearstream and Euroclear to facilitate the cross-market transfers of the notes associated with secondary market trading. Note holders may hold their notes through the accounts maintained by either Euroclear or Clearstream in the Depositary only if they are participants of such European international clearing system, or indirectly through organizations which are participants in such system. Euroclear and Clearstream will hold omnibus book-entry positions on behalf of their participants through customers’ securities accounts in Euroclear’s or Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of the Depositary. All securities in Euroclear and Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through the Depositary, in accordance with the Depositary’s rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering the notes through the Depositary and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants or Clearstream participants in accordance with the relevant European international clearing systems’ rules and procedures, to the extent received by its depositaries.

All information in this prospectus supplement on the Depositary, Euroclear and Clearstream is derived from the Depositary, Euroclear or Clearstream, as the case may be, and reflects the policies of such organizations. These organizations may change these policies without notice.

Sinking Fund

There is no sinking fund.

Defeasance

The notes are subject to our ability to choose “legal defeasance” and “covenant defeasance” as described under the caption “Defeasance; Satisfaction and Discharge” beginning on page 13 of the accompanying prospectus. The covenants subject to defeasance include the covenant described under the caption “Repurchase at Option of Holders Upon Change of Control Repurchase Event” in this prospectus supplement.

Definitive Securities

A permanent global security is exchangeable for definitive notes registered in the name of any person other than the Depositary or its nominee, only if:

(i) the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as a depositary, unless a replacement is named;

(ii) when an Event of Default on the notes has occurred and has not been cured; or

(iii) when and if we decide (subject to the procedures of the Depositary) to terminate the global security.

Same-Day Settlement and Payment

The underwriters will make settlement for the notes in immediately available or same-day funds. So long as the notes are represented by the global security, we will make all payments of principal and interest in immediately available funds. Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, so long as the notes are represented by the global security registered in the name of the Depositary or its nominee, the notes will trade in the Depositary’s Same-Day Funds Settlement System. Secondary market trading activity in the notes represented by the global security will be required by the Depositary to settle in immediately available or same-day funds. We cannot give any assurances as to the effect, if any, of settlement in same-day funds on trading activity in the notes.

Governing Law

The Senior Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

We maintain customary banking relationships with U.S. Bank National Association, the trustee under the Senior Indenture, and its affiliates. U.S. Bancorp Investments, Inc., an affiliate of the trustee, is one of the underwriters.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. tax consequences to holders of notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your notes in the initial offering.

•	The discussion only covers you if you hold your notes as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•

The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. In particular, this discussion does not apply to you if you are subject to special tax rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	regulated investment companies;

•	expatriates;

•

if you will hold the notes as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes;

•	if you will hold the notes through partnerships or other pass-through entities; and

•	if you have a “functional currency” other than the U.S. dollar.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

•	The discussion does not cover state, local or foreign tax law.

•	We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying notes, we suggest that you consult your tax advisor about the tax consequences of holding the notes in your particular situation.

Possible Treatment as Contingent Payment Debt Instruments

We may be obligated to pay amounts in excess of the stated interest or principal on the notes (“Additional Amounts”), including as described under “Description of Notes—Optional Redemption” and “Description of Notes—Repurchase at Option of Holders Upon Change of Control Repurchase Event.” These potential payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to take the position that the foregoing contingencies are remote or incidental, and we do not intend to treat the notes as contingent payment debt instruments. Our determination regarding the remoteness of such contingency is binding on each U.S. holder unless a U.S. holder explicitly discloses to the IRS, in the proper manner, that its determination is different than ours.

Our determination is not binding on the IRS and it is possible that the IRS may take a different position regarding the likelihood of such additional payments, in which case, if that position were sustained, the timing, amount and character of income recognized with respect to a note may be substantially different than described herein and a holder may be required to recognize income significantly in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on the disposition of a note. The remainder of this discussion assumes that the IRS will not take a different position, or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the possibility of additional payments.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. holder. A “U.S. holder” is:

•	a U.S. citizen or resident alien;

•	a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state); or

•	an estate or trust whose world-wide income is subject to U.S. federal income tax.

This summary does not address holders of equity interests in a U.S. holder. If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

Interest. If you are a cash method taxpayer (including most individual holders), you must report interest (including any tax withheld from interest payments and any Additional Amounts paid in respect of such tax withheld) on the notes in your income when you receive it. If you are an accrual method taxpayer, you must report interest (including any tax withheld from interest payments and any Additional Amounts paid in respect of such tax withheld) on the notes in your income as it accrues.

Sale or Retirement of Notes. On your sale or retirement of your note:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

•

Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. Deductibility of capital losses is subject to limitations.

•

If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Payments by Guarantors. A payment on a note made by a guarantor will be treated in the same manner as if made directly by us.

Medicare Tax. A 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Information Reporting and Backup Withholding. Under the tax rules concerning information reporting to the U.S. Internal Revenue Service (the “IRS”):

•

Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on Form 1099 concerning interest and retirement proceeds on your notes, unless an exemption applies.

•

Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•

If you are subject to these requirements but do not comply, the intermediary must withhold tax on all amounts payable to you on the notes (including principal payments) or the proceeds from the sale or other disposition of the notes. This is called “backup withholding.” Backup withholding is not an additional tax. If the intermediary withholds payments, you may use the withheld amount as a credit against your U.S. federal income tax liability and you may be entitled to a refund of such amounts.

•	All individuals are subject to these requirements. Some holders, including all corporations, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder. A ‘‘non-U.S. holder’’ is a person or entity that is not a U.S. holder.

Withholding Taxes. Generally, payments of principal and interest on the note will not be subject to U.S. withholding taxes. The same rules will apply to payments of Additional Amounts and payments made by a guarantor on a note.

However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

•

You provide a completed IRS Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The IRS Form W-8BEN contains your name, address and a statement made under penalties of perjury that you are the beneficial owner of the notes and that you are not a United States person (as defined under the U.S. Internal Revenue Code of 1986, as amended (the “Code”)).

•

You hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a United States person (as defined under the Code). A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you must generally complete

IRS Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•

The interest income on the notes is effectively connected with the conduct of your trade or business in the United States, and is not exempt from U.S. federal income tax under a tax treaty. To claim this exemption, you must complete IRS Form W-8ECI (or substitute form).

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•

An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your IRS Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary—or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes—the qualified intermediary will not generally forward this information to the withholding agent.

•

You are treated as owning 10% or more of the total combined voting power of all classes of the voting stock of Leggett, are a “controlled foreign corporation” with respect to Leggett, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the United States, as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on IRS Form 1042-S. However, this reporting does not apply to you if you hold your notes directly through a qualified intermediary and the applicable procedures are complied with.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. holders of notes, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes. If you sell a note or it is retired, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the United States.

•	You are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the note, and certain other conditions exist.

•	The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business. If you hold your note in connection with a trade or business that you are conducting in the United States:

•	Any interest on the note, and any gain from disposing of the note, generally will be subject to U.S. federal income tax as if you were a U.S. holder.

•

If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes. If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the total combined voting power of all classes of the voting stock of Leggett.

Information Reporting and Backup Withholding. U.S. rules concerning information reporting and backup withholding are described above. These rules apply to non-U.S. holders as follows:

•

Principal and interest payments you receive will be automatically exempt from the usual rules if you are a non-U.S. holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on IRS Form 1042-S.

•

Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file IRS Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions in the underwriting agreement between us and the underwriters named below for whom J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and U.S. Bancorp Investments, Inc. are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes set forth opposite the names of the underwriters below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$72,000,000
Wells Fargo Securities, LLC	72,000,000
U.S. Bancorp Investments, Inc.	60,000,000
Mitsubishi UFJ Securities (USA), Inc.	28,500,000
SunTrust Robinson Humphrey, Inc.	19,500,000
BBVA Securities Inc.	9,000,000
PNC Capital Markets LLC	9,000,000
RBS Securities Inc.	9,000,000
TD Securities (USA) LLC	9,000,000
BMO Capital Markets Corp.	6,000,000
Fifth Third Securities, Inc.	6,000,000

Total	$300,000,000

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.40% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.25% of the principal amount of the notes. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

In the underwriting agreement, we have agreed that:

• We will pay our expenses related to the offering, which we estimate will be approximately $600,000, not including the underwriting discount.

• We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

The underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking, corporate trust and/or advisory services to us from time to time for which they have received and in the future may receive customary fees and expenses and may have entered into and in the future may enter into other transactions with us. The net proceeds from this offering may be used to repay indebtedness, including amounts owed in connection with certain hedging activity. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or any of their affiliates has a lending relationship with us, certain of those underwriters or their affiliates will routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

NOTICE TO PROSPECTIVE INVESTORS IN THE EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer has been made and will not in the future be made of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State prior to publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of notes may be offered to the public in that Relevant Member State at any time:

a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has also represented and agreed that it has not and will not in the future take any steps which would render the above statements to be incorrect. The sellers of the notes have not authorized and do not authorize the making of any offer of the notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

NOTICE TO PROSPECTIVE INVESTORS IN THE UNITED KINGDOM

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Leggett and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is addressed to and intended for only (i) persons outside the United Kingdom, or (ii) investment professionals under clause 19(5) of the FSMA (Financial Promotion) Order 2005, or (iii) persons as set out by clause 49 (2) (a) to (d) (high net worth companies, unincorporated associations, etc.). The persons mentioned in paragraphs (i), (ii) and (iii) being “Authorised Persons”. The notes which are the subject of the offering contemplated by this prospectus supplement are only intended for Authorised Persons and all invitations, offers, underwriting agreements, purchases or acquisitions of the notes may only be made with an Authorised Person. No persons apart from Authorised Persons may use, or make decisions based on, this prospectus supplement.

LEGAL MATTERS

The binding nature of the notes will be passed upon for the Company by John G. Moore, Senior Vice President, Chief Legal & HR Officer and Secretary of the Company, Carthage, Missouri. We pay Mr. Moore a salary and a bonus and he is a participant in various employee benefit plans offered by us and owns and has equity awards relating to shares of our common stock. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.leggett.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus supplement and before the end of the offering of the notes (SEC File No. 001-07845):

•

Our Annual Report on Form 10-K for the year ended December 31, 2013 filed February 26, 2014, Items 1, 6, 7 and 15 of which, and Exhibits 12 and 23.1 to which, have been updated by our Current Report on Form 8-K filed on November 4 , 2014;

•	Our Quarterly Reports on Form 10-Q filed May 7, August 5 and November 4, 2014;

•	Portions of our definitive proxy statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act (filing date March 25, 2014);

•	Our Current Reports on Form 8-K filed March 3, March 31, May 12, June 10, July 14, two reports on August 19, September 25 and two reports on November 4, 2014; and

•

The description of our common stock contained in our Form 8-A dated June 5, 1979, as amended on Form 8 dated May 10, 1984 and as updated on Form 8-K dated February 18, 2009, including any amendments or reports filed for the purpose of updating such description.

We encourage you to read our periodic and current reports, as they provide additional information about us which prudent investors find important. You may request a copy of these filings without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by writing to or by telephoning us at the following address:

Investor Relations

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, MO 64836

(417) 358-8131

Electronic mail: invest@leggett.com

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Rights

Units

We may offer and sell from time to time our securities in one or more classes, separately or together in any combination and as separate series, and in amounts, at prices and on terms that we will determine at the times of the offerings. Selling security holders to be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of such securities by any selling security holders.

We will provide specific terms of any offering in supplements to this prospectus. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We or any selling security holder may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the specific terms of the plan of distribution.

Our common stock is listed on the New York Stock Exchange under the symbol “LEG”.

Investing in our securities involves risk. See “Risk Factors” on page 1 of this prospectus, in the documents incorporated in this prospectus by reference and in any applicable prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 16, 2012.

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The “forward-looking” statements may include, but not limited to: projections of revenue, income, earnings, capital expenditures, dividends, capital structure, cash flows or other financial items; possible plans, goals, objectives, prospects, strategies or trends concerning future operations; statements concerning future economic performance; and the underlying assumptions relating to the forward-looking statements. These statements are identified either by the context in which they appear or by use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” or the like. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by the cautionary statements described in this provision.

Any forward-looking statement reflects only our beliefs at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have, and do not undertake, any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made. For all of these reasons, you should not rely upon forward-looking statements as a prediction of actual future events, objectives, strategies, trends or results.

It is not possible to anticipate and list all risks, uncertainties and developments which may affect our future operations or performance, or which otherwise may cause actual events or results to differ materially from forward-looking statements. However, some of these risks and uncertainties include the following:

•	factors that could affect the industries or markets in which we participate, such as growth rates and opportunities in those industries;

•

adverse changes in inflation, currency, political risk, U.S. or foreign laws or regulations, consumer sentiment, housing turnover, employment levels, interest rates, trends in capital spending and the like;

•	factors that could impact raw materials and other costs, including the availability and pricing of steel scrap and rod and other raw materials, the availability of labor, wage rates and energy costs;

•	our ability to pass along raw material cost increases through increased selling prices;

•	price and product competition from foreign (particularly Asian and European) and domestic competitors;

•	our ability to improve operations and realize cost savings (including our ability to fix under-performing operations and to generate future earnings from restructuring-related activities);

•	our ability to maintain profit margins if our customers change the quantity and mix of our components in their finished goods;

•	our ability to achieve expected levels of cash flow;

•	our ability to maintain and grow the profitability of acquired companies;

•

our ability to maintain the proper functioning of our internal business processes and information systems and avoid modification or interruption of such systems, through cyber-security breaches or otherwise;

•	a decline in the long-term outlook for any of our reporting units that could result in asset impairment; and

•	litigation including product liability and warranty, taxation, environmental, intellectual property, anti-trust and workers’ compensation expense.

Other factors and risks to our business, many of which are beyond our control, that may cause our actual results to differ from the forward-looking statements contained or incorporated by reference herein, are described under the heading “Risk Factors” in this prospectus, in the documents incorporated by reference and in any applicable prospectus supplement.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities that we or selling security holders may offer. Each time we or such security holders offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document which we incorporate by reference is accurate as of any date other than the date on its cover. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, in this prospectus “Leggett & Platt,” “Company,” “we,” “us,” “our” and “ours” refer to Leggett & Platt, Incorporated and its subsidiaries.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. Each of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment. See “Where You Can Find More Information.”

LEGGETT & PLATT, INCORPORATED

Leggett & Platt, Incorporated was founded as a partnership in Carthage, Missouri in 1883 and was incorporated in 1901. The Company, a pioneer of the steel coil bedspring, has become an international diversified manufacturer that conceives, designs and produces a wide range of engineered components and products found in many homes, offices, retail stores and automobiles. We are a Missouri corporation and our principal executive offices are located at No. 1 Leggett Road, Carthage, Missouri 64836. Our telephone number is (417) 358-8131.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.leggett.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus (SEC File No. 001-07845):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011 filed February 24, 2012;

•	Portions of our definitive proxy statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act (filing date March 30, 2011);

•	Our Current Reports on Form 8-K filed January 6, 2011, March 30, 2011, May 17, 2011, September 15, 2011 and January 12, 2012; and

•

The description of our common stock contained in our Form 8-A dated June 5, 1979, as amended on Form 8 dated May 10, 1984 and as updated on Form 8-K dated February 18, 2009, including any amendments or reports filed for the purpose of updating such description.

We encourage you to read our periodic and current reports, as they provide additional information about us which prudent investors find important. You may request a copy of these filings without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by writing to or by telephoning us at the following address:

Investor Relations

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, MO 64836

(417) 358-8131

Electronic mail: invest@leggett.com

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of such security holder’s securities at any time and from time to time. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts any selling security holders may offer securities for sale under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the securities owned by the selling security holders. We will provide a prospectus supplement naming any selling security holders, the amount of securities to be registered and sold and any other terms of securities being sold by each selling security holder.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include working capital additions, investments in or extensions of credit to our subsidiaries, capital expenditures, stock repurchases, debt repayment or financing for acquisitions. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. Except as may otherwise be specified in the applicable prospectus supplement, we will not receive any proceeds from any sales of securities by any selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Twelve Months Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	4.8	5.8	4.6	3.7	2.7

Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges include interest expense, capitalized interest and implied interest included in operating leases. We have not paid a preference security dividend for any of the periods presented, and accordingly have not separately shown the ratio of combined fixed charges and preference dividends to earnings for these periods.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

The debt securities will be either our senior debt securities or our subordinated debt securities. For purposes of this description of debt securities, the terms “we,” “our,” “ours” and “us” refer only to Leggett & Platt, Incorporated and not to any of its subsidiaries.

The Indentures

The senior debt securities will be issued in one or more series under our Senior Indenture, dated May 6, 2005, between us and U.S. Bank National Association, as successor trustee. The subordinated debt securities will be issued in one or more series under a subordinated indenture, to be entered into by us and a financial institution as trustee, if and when we issue subordinated debt securities. The description of the indentures set forth below assumes that we enter into a subordinated indenture. The statements herein relating to the debt securities and the indentures are summaries and are subject to the detailed provisions of the applicable indenture, and may not contain all of the information you may find useful. Each of the indentures will be subject to and governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”). We urge you to read the indentures because they, and not the summaries, define many of your rights as a holder of our debt securities. If you would like to read the indentures, they are on file with the SEC, as described under “Where You Can Find More Information.” Whenever we refer to particular sections or defined terms in an indenture, those sections and definitions are incorporated by reference.

General

The indentures do not limit the aggregate amount of debt securities which we may issue nor do they limit other debt we may issue. We may issue debt securities under the indentures up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, the indentures will not limit the amount of other secured or unsecured debt that we may incur or issue.

The debt securities will be our unsecured general obligations. The senior debt securities will rank equally with all our other unsecured and unsubordinated obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all our present and future senior indebtedness to the extent and in the manner set forth in the subordinated indenture. See “Subordination of the Subordinated Debt Securities” below. The indentures provide that the debt securities may be issued from time to time in one or more series. Unless otherwise provided, all debt securities of any one series may be reopened for issuance of additional debt securities of such series. (Section 3.1 of each indenture). We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture.

The applicable prospectus supplement relating to the particular series of debt securities will describe specific terms of the debt securities offered thereby, including, where applicable:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	the price at which we are offering the debt securities, usually expressed as a percentage of the principal amount;

•	the date or dates on which the principal of and any premium on such debt securities, or any installments thereof, will mature or the method of determining such date or dates;

•	the rate or rates, which may be fixed, floating or zero, at which such debt securities will bear any interest or the method of calculating such rate or rates;

•	the date or dates from which any interest will accrue or the method of determining such dates;

•	the date or dates on which any interest will be payable and the applicable record dates;

•

the place or places where principal of, premium, if any, and interest, if any, on such debt securities, or installments thereof, if any, will be payable or may be redeemed, in whole or in part, at our option;

•

any of our rights or obligations to redeem, repay, purchase or offer to purchase such debt securities pursuant to any sinking fund or analogous provisions or upon a specified event and the periods, prices and the other terms and conditions of such redemption or repurchase, in whole or in part;

•	the denominations in which such debt securities will be issued;

•

any currency or currency units for which such debt securities may be purchased or in which debt securities may be denominated, in which principal of, any premium and any interest on such debt securities, or any installments thereof will be payable and whether we or the holders of any such debt securities may elect to receive payments in a currency or currency unit other than that in which such debt securities are payable;

•

any index, formula or other method used, including reference to an index based on a currency or currencies other than that in which the debt securities are stated to be payable or changes in the prices of particular securities or commodities, to determine the amount of principal, any premium and any interest payments, or any installments thereof, on the debt securities;

•

if other than the entire principal amount, the portion of the principal amount of debt securities which becomes payable upon a declaration of acceleration of maturity or the method of determining such portion;

•	the person to whom any interest is payable if other than the person in whose name such debt security is registered on the applicable record date;

•	any addition to, or modification or deletion of, any term of subordination, event of default or covenant specified in the indenture with respect to such debt securities;

•	any manner of defeasance specified for such debt securities;

•	any terms upon which the holders may convert or exchange debt securities into or for our common or preferred stock or other securities or property of us or another issuer;

•	in the case of the subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus;

•	material federal income tax considerations, if applicable; and

•	any other special terms pertaining to such debt securities. (Section 3.1 of each indenture).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange or included in any market.

None of our shareholders, officers or directors, past, present or future, will have any personal liability with respect to our obligations under the indenture or the debt securities on account of that status. (Section 1.14 of each indenture).

Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act. Those debt securities will not be considered in determining the amount of securities issued under this registration statement.

Form and Denominations

Unless we specify otherwise in the applicable prospectus supplement, debt securities will be issued only in fully registered form, without coupons, and will be denominated in U.S. dollars issued only in denominations of U.S. $1,000 and any integral multiple thereof. (Section 3.2 of each indenture).

Original Issue Discount Securities

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Indexed Securities

If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

Foreign Currencies

If the principal of, and premium, if any, or any interest on, debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the applicable prospectus supplement.

Optional Redemption, Prepayment or Conversion in Certain Events

The prospectus supplement relating to a particular series of debt securities which provides for the optional redemption, prepayment or conversion of such debt securities on the occurrence of certain events, such as a change of control of us, will provide if applicable:

•

a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of our securities or our ability to obtain additional financing in the future;

•

a statement that we will comply with any applicable provisions of the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by us, including, if such debt securities are convertible, Rule 13e-4;

•	a disclosure as to whether the securities will be subject to any sinking fund or similar provision, and a description of any such provision;

•

a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such debt securities would be effectively subordinated;

•	a disclosure of the effect of any failure to repurchase under the applicable indenture, including in the event of a change of control of us;

•	a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and

•	a discussion of any definition of “change of control” contained in the applicable indenture.

Payment

Unless we specify otherwise in the applicable prospectus supplement:

•

payments in respect of the debt securities will be made in the designated currency at the office or agency we may designate from time to time, except that, at our option interest payments on debt securities in registered form may be made by checks mailed to the holders of debt securities entitled to payments at their registered addresses or, if provided in the applicable prospectus supplement or in the case of holders of $1 million or more in aggregate principal amount of debt securities, by wire transfer to an account designated by the registered holder; and

•

payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest. (Section 3.7 of each indenture).

If we do not pay interest when due, that interest will no longer be payable to the registered holder of the debt securities on the record date for such interest. We will pay any defaulted interest, at our election:

•

to the person in whose name the debt securities are registered at the close of business on a special record date set by the trustee between 10–15 days before the payment of such defaulted interest and at least 10 days after the receipt by the trustee of notice of the payment by us; or

•

in any other lawful manner that is consistent with the requirements of any securities exchange on which the debt securities are listed if, after we give notice to the trustee, the trustee determines the manner of payment is practicable. (Section 3.7 of each indenture).

Transfer and Exchange

Unless we specify otherwise in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency maintained for such purpose we designate from time to time. Debt securities may be transferred or exchanged generally without service charge, other than any tax or other governmental charge imposed in connection with such transfer or exchange. (Section 3.5 of each indenture). We have appointed the trustee under the senior indenture as security registrar with respect to securities issued under that indenture.

Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers

We may not consolidate with or merge with or into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•

the surviving corporation or other person is organized and existing under the laws of the United States or one of the 50 states, any U.S. territory or the District of Columbia, and assumes the obligation to pay the principal of, and premium, if any, and interest on all the debt securities and coupons, if any, and to perform or observe all covenants of each indenture; and

•	immediately after the transaction, there is no event of default under each indenture. (Section 10.1 of each indenture).

Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which we are merged or to which the sale is made, will succeed to, and be substituted for us under each indenture. (Section 10.2 of each indenture).

Unless we specify otherwise in the applicable prospectus supplement, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.

Limitations on Liens

Unless we specify otherwise in the applicable prospectus supplement or as permitted below, neither we nor any subsidiary will create or have outstanding any mortgage, lien, pledge or other encumbrance upon any property, without providing that the debt securities will be secured equally and ratably or prior to the debt.

A subsidiary generally is any corporation or other entity of which we or one of our subsidiaries owns more than 50% of the total voting power of shares of capital stock.

The limitation on liens does not apply to:

•	liens existing on the date of the indenture;

•	liens that secure or pay the costs of acquiring, developing, refurbishing, constructing or improving that property;

•	liens on any acquired property existing at the time it is acquired by us, whether or not we assume the related indebtedness;

•	liens on property, shares of capital stock or other assets of a subsidiary existing at the time it becomes a subsidiary;

•	liens securing debt of a subsidiary owed to us or another of our subsidiaries or securing our debt to a subsidiary;

•	liens on any property, shares of stock or assets existing at the time it is acquired by us, whether by merger, consolidation, purchase, lease or some other method;

•	liens on property which the creditor has no or limited recourse to us, except to such property or proceeds from it;

•	liens on property which do not materially detract from its value;

•	any extension, renewal or replacement of any of the liens referred to above;

•	liens in connection with legal proceedings with respect to any of our material property;

•

liens for taxes or assessments, landlords’ liens, mechanics’ liens, or charges incidental to the conduct of business or ownership of property, not incurred by borrowing money or securing debt, or not overdue, or liens we are contesting in good faith, or liens released by deposit or escrow; and

•	liens for penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters.

The limitation also does not apply to any liens not excluded by the above examples if at the time and after giving effect to any debt secured by a lien, such liens do not exceed 15% of our consolidated assets. (Section 12.5 of each indenture).

“Consolidated assets” is defined to mean the gross book value of the assets of the Company and our subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

Limitations on Sale and Leaseback

Unless we specify otherwise in the applicable prospectus supplement or as permitted below, neither we nor any subsidiary of ours will enter into any sale and leaseback transaction. A sale and leaseback transaction occurs when we or a subsidiary of ours sells or arranges to sell or transfer a principal property back to a lender or other third party and we or our subsidiary will in turn lease the principal property back from the lender or other third party, except for temporary leases for a term, including renewals at the option of the lessee, if not more than three years and except for leases between us and one of our subsidiaries or between our subsidiaries. A “principal property” is any of our owned or leased manufacturing plants located in the United States of America, not including any plant(s) our board of directors determines are not of material importance to the business of our company and its subsidiaries taken as whole.

The restrictions on sale and leaseback transactions do not apply where either: (a) we or a subsidiary would be entitled to create debt secured by a lien on the property to be leased in an amount at least equal to “attributable debt” (as referred to below), without equally and ratably securing the debt securities, or (b) within a period twelve months before and twelve months after the consummation of the sale and leaseback transaction, we or one of our subsidiaries generally expends on the property, an amount equal to:

•	the net proceeds of the sale of the real property leased pursuant to the transaction and we designate this amount as a credit against the transaction, or

•

part of the net proceeds of the sale of the real property leased pursuant to the transaction and we designate this amount as a credit against the transaction and apply an amount equal to the remainder due as described below.

Attributable debt is the present value discounted at the interest rate implicit in the terms of the lease of the lessee’s obligation for the remaining net rent payments due under the remaining term of the lease, including any effective renewal term or period which may, at the option of the lessor, be extended.

The limitation on sale and leaseback transactions also does not apply if at the time of the sale and leaseback we apply, within 90 days of the effective date of any transaction, a cash amount equal to the attributable debt to retire debt for money we or our subsidiaries borrowed, not subordinate to the debt securities, which matures at, or is extendible or renewable to, a date more than 12 months after the creation of the debt at the obligor’s sole option without the consent of the obligee. (Section 12.6 of each indenture).

Waiver of Certain Covenants

The indentures provide that we will not be required to comply with certain restrictive covenants, including those described above under “Limitations on Liens” and “Limitations on Sale and Leaseback,” if the holders of at least a majority in principal amount of each series of outstanding debt securities affected waive compliance with the restrictive covenants. (Section 12.7 of each indenture).

Modification or Amendment of the Indentures

Supplemental Indentures with Consent of Holders. If we receive the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of each indenture or of modifying in any manner the rights of the holders under the indenture of such debt securities and coupons, if any.

However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

•	conflict with the required provisions of the Trust Indenture Act;

•	except as described in any prospectus supplement:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security,

•

reduce the principal amount, interest or any premium payable upon redemption; provided, however, that a requirement to offer to repurchase debt securities will not be deemed a redemption for this purpose,

•	change the stated maturity or reduce the amount of any payment to be made with respect to any coupon,

•	change the currency or currencies in which the principal of, any premium or interest on such debt security is denominated or payable,

•

reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions of any debt security,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity date, or, in the case of redemption, on or after the redemption date,

•	limit our obligation to maintain a paying agency outside the United States for payment on bearer securities, or

•	adversely affect the right to convert any debt security into shares of our common stock if so provided;

•	reduce the requirement for majority approval of supplemental indentures, or for waiver of compliance with certain provisions of either indenture or certain defaults; or

•

modify any provisions of either indenture relating to waiver of past defaults with respect to that series, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holders of such debt securities of each series affected thereby. (Section 11.2 of each indenture).

Supplemental Indentures Without Consent of Holders. Without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for certain purposes, including:

•	to evidence the succession of another corporation to our rights and covenants in each indenture;

•	to add to our covenants for the benefit of all or any series of debt securities, or to surrender any of our rights or powers conferred in the indenture;

•	to add any additional events of default;

•	to add or change any provisions to permit or facilitate the issuance of debt securities of any series in uncertificated or bearer form;

•

to change or eliminate any provisions, when there are no outstanding debt securities of any series created before the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

•	to provide security for or guarantee of the debt securities;

•

to supplement any of the provisions to permit or facilitate the defeasance and discharge of any series of debt securities as long as such action does not materially adversely affect the interests of the holders of the debt securities;

•	to establish the form or terms of debt securities in accordance with each indenture;

•

to provide for the acceptance of the appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

•

to cure any ambiguity, to correct or supplement any provision of any indenture which may be defective or inconsistent with any other provision, to eliminate any conflict with the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under such indenture which are not inconsistent with any provision of the indenture, as long as the additional provisions do not adversely affect the interests of the holders in any material respect;

•	to adjust any conversion rights upon a merger of us or a sale by us of substantially all of our assets; or

•

in the case of the subordinated indenture, to modify the subordination provisions thereof, except in a manner which would be adverse to the holders of subordinated debt securities of any series then outstanding. (Section 11.1 of each indenture).

It is not necessary for holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if the holders approve the substance thereof. (Section 11.2 of each indenture).

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture to which it relates with respect to one or more particular series of debt securities and coupons, if any, or which modifies the rights of the holders of debt securities or any coupons of such series with respect to such covenant or other provision, will be deemed not to affect the rights under such indenture of the holders of debt securities and coupons, if any, of any other series. (Section 11.2 of each indenture). If the changes contained in a supplemental indenture are so significant as to involve the offering of a new security, then we will file a new registration statement covering the issuance of such debt securities and containing the revised indenture.

Subordination of the Subordinated Debt Securities

Any subordinated debt securities issued by us will be subordinated and junior in right of payment to all present and future senior indebtedness to the extent provided in the subordinated indenture. (Section 17.1 of the subordinated indenture). Unless we specify in the applicable prospectus supplement, the term “senior indebtedness” means the principal, any premium, and interest on:

•

all of our indebtedness, whether outstanding or thereafter created, incurred or assumed, for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable as guarantor or otherwise; and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any such indebtedness.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

Unless we specify otherwise in the applicable prospectus supplement, senior indebtedness will not include:

•	indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business; and

•	any indebtedness which by its terms is expressly made pari passu, or equal in rank and payment, with or subordinated to the applicable debt securities. (Section 17.2 of the subordinated indenture).

Unless we specify otherwise in a prospectus supplement, no direct or indirect payment, in cash, property or securities, by setoff or otherwise, shall be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities, if:

•	we default in the payment of any principal, or any premium or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

•

an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to us by the holders of senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist. (Section 17.4 of the subordinated indenture.)

Unless we specify otherwise in the applicable prospectus supplement, all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of any proceeding described below, assignment or marshaling of assets, shall first be paid in full before we make any payment or distribution, in cash, securities or other property, on account of subordinated debt securities in the event of:

•

any insolvency, bankruptcy, receivership, liquidation, reorganization, assignment for the benefit of creditors, marshalling of assets, readjustment, composition or other similar proceeding relating to us, our creditors or our property; or

•

any proceeding for our liquidation, dissolution or other winding-up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings. (Section 17.3 of the subordinated indenture.)

Unless we specify otherwise in the applicable prospectus supplement, in any such event, payments or distributions which would be made on subordinated debt securities will generally be paid to the holders of senior indebtedness in accordance with the priorities existing until the senior indebtedness is paid in full. Unless otherwise indicated in the applicable prospectus supplement, if the payments or distributions on subordinated debt securities are in the form of our securities or those of any other corporation under a plan of reorganization or readjustment and are subordinated to outstanding senior indebtedness and to any securities issued with respect to senior indebtedness under such a plan, they will be made to the holders of the subordinated debt securities (Section 17.3 of the subordinated indenture). No holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of subordinated debt securities by any act or failure to act on the part of us. (Section 17.9 of the subordinated indenture).

Senior indebtedness will only be deemed to have been paid in full if the holders of that indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. In matters between holders of subordinated debt securities and any other type of our creditors, any payments or distributions that would otherwise be paid to holders of senior debt securities and that are made to holders of subordinated debt securities because of this subrogation will be deemed a payment by us on account of senior indebtedness and not on account of subordinated debt securities. (Section 17.7 of the subordinated indenture).

The subordinated indenture provides that the foregoing subordination provisions may be changed, except in a manner which would be adverse to the holders of subordinated debt securities of any series then outstanding. (Sections 11.1 and 11.2 of the subordinated indenture.) The prospectus supplement relating to such subordinated debt securities would describe any such change.

The prospectus supplement delivered in connection with the offering of a series of subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

As of December 31, 2011, we had a carrying value of approximately $835.8 million of long-term indebtedness and current maturities of long-term indebtedness, of which $819.3 million was senior unsecured indebtedness that would rank equally with any senior debt securities. The remainder of the long-term indebtedness primarily consisted of capital equipment leases and other secured notes. We will disclose material changes to this amount in any prospectus supplement relating to an offering of our debt securities. If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of indebtedness senior to such subordinated indebtedness outstanding as of a recent date. The subordinated indenture will place no limitation on the amount of additional senior indebtedness that we may incur. We expect from time to time to incur additional indebtedness constituting senior indebtedness. Our outstanding short- and long-term indebtedness would rank equally with our senior debt securities and prior in right of payment to the subordinated debt securities.

Events of Default

Unless we specify otherwise in a prospectus supplement, an event of default with respect to any series of debt securities issued under each indenture means:

•	default for 30 days in the payment of any interest on any debt security of such series when due;

•	default in the payment of the principal of, and any premium on, any debt security of such series when due;

•	default for 30 days in the deposit of any sinking fund payment when due by the terms of any debt security of such series;

•

default for 90 days after we receive notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series in the performance of any covenant or breach of any warranty in the indenture governing that series;

•

default as defined under any other debt instrument with an outstanding amount due exceeding $50,000,000 that is accelerated and that continues for 10 days without being discharged or the acceleration being rescinded after the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series notifies us of the acceleration;

•	certain events of bankruptcy, insolvency or receivership; or

•	any other events which we specify for that series, which will be indicated in the prospectus supplement for that series. (Section 5.1 of each indenture).

Within 90 days after a default in respect of any series of debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of a payment default, the trustee may withhold such notice if it determines that such withholding is in the interest of the holders. (Section 6.2 of each indenture).

If an event of default occurs and is continuing in respect of any outstanding series of debt securities, the trustee of the senior or subordinated indentures or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the applicable principal amount of all of the debt securities of that series to be immediately due and payable. However, with respect to any debt securities issued under the subordinated indenture, the payment of principal and interest on such debt securities shall remain subordinated to the extent provided in Article XVII of the subordinated indenture. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, subject to specified conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. (Section 5.2 of each indenture).

Unless we specify otherwise in a prospectus supplement, if an event of default because of certain events of bankruptcy, insolvency or receivership as described above shall occur and be continuing, then the principal amount of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. (Section 5.2 of each indenture).

The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of that series, may waive any past default and its consequences, except that they may not waive an uncured default in payment or a default which cannot be waived without the consent of the holders of all outstanding securities of that series. (Section 5.13 of each indenture).

We must file annually with the trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status of each such default. (Section 12.2 of each indenture).

Subject to provisions in the applicable indenture relating to its duties in case of default, the trustee is not required to take action at the request of any holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 6.3 of each indenture).

Subject to indemnification requirements and other limitations set forth in the applicable indenture, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series. (Section 5.12 of each indenture).

Defeasance; Satisfaction and Discharge

Legal or Covenant Defeasance. Each indenture provides that we may be discharged from our obligations with respect to the debt securities of any series, as described below. These provisions will apply only to any registered securities denominated and payable in U.S. dollars, unless otherwise specified in a prospectus supplement. The prospectus supplement will describe any defeasance provisions that apply to other types of debt securities. (Section 15.1 of each indenture).

At our option, we may choose one of the following alternatives:

•

We may elect to be discharged from any and all of our obligations in respect of the debt securities of any series, except for, among other things, certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by the trustee for defeasance. We refer to this as “legal defeasance.”

•

Alternatively, we may decide not to comply with the covenants described under the headings “Limitations on Liens,” “—Limitations on Sale and Leaseback” and certain covenants described under “Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers” and any additional covenants which may be set forth in the applicable prospectus supplement. Any noncompliance with those covenants will not constitute a default or an event of default with respect to the debt securities of that series. We refer to this as “covenant defeasance.”

In either case, we will be discharged from our obligations if we irrevocably deposit with the trustee, in trust, sufficient money and/or U.S. Government Obligations (as referred to below), in the opinion of a nationally recognized firm of independent public accountants, to pay principal, including any mandatory sinking fund payments, any premium, and interest on the debt securities of that series on the maturity of those payments in accordance with the terms of the indenture and those debt securities. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel or an Internal Revenue Service ruling which provides that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance. (Section 15.2 of each indenture).

In addition, with respect to the subordinated indenture, in order to be discharged, no event or condition shall exist that, pursuant to certain provisions described under “—Subordination of the Subordinated Debt Securities” above, would prevent us from making payments of principal of, and any premium and interest on subordinated debt securities and coupons at the date of the irrevocable deposit referred to above. (Section 15.2 of the subordinated indenture).

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series on the dates installments of interest or principal are due but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“U.S. Government Obligations” generally means securities which are (1) direct obligations of the United States backed by its full faith and credit, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include certain depository receipts. (Section 15.2 of each indenture).

We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option. (Section 15.2 of each indenture).

There may be additional provisions relating to defeasance which we will describe in the applicable prospectus supplement. (Section 15.1 of each indenture).

Conversion or Exchange

Any series of the debt securities may be convertible or exchangeable into common or preferred stock or other debt securities registered under the registration statement relating to this prospectus or other property or securities of us or other securities or property of another issuer. The specific terms and conditions on which such debt securities may be so converted or exchanged will be set forth in the applicable prospectus supplement. Those terms may include the conversion or exchange price, provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, whether we have an option to convert debt securities into cash, rather than common stock, and provisions under which the number of shares of common or preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement. (Sections 3.1 and 16.1 of each indenture).

Notices to Registered Holders

Notices to registered holders of debt securities will be sent by mail to the addresses of those holders as they appear in the security register. (Section 1.5 of each indenture).

Replacement of Securities

We will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee in the circumstances described in the indenture. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee in the circumstances described in the indenture. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued. (Section 3.6 of each indenture).

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 1.11 of each indenture).

Regarding the Trustee

We expect U.S. Bank National Association to act as trustee under the senior indenture. U.S. Bank is a lender under our primary credit facility and is also a trustee for certain of our other debt instruments. From time to time, we may also enter into other banking or other relationships with U.S. Bank. We may designate the trustee under the senior and subordinated indentures in a prospectus supplement at various times. From time to time, we may enter into banking or other relationships with any of such trustees or their affiliates.

If a trustee is or becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions. However, if after a specified default has occurred and is continuing, it acquires or has a conflicting interest, it must eliminate such conflict within 90 days or receive permission from the SEC to continue as a trustee or resign.

There may be more than one trustee under each indenture, each with respect to one or more series of debt securities. (Section 1.1 of each indenture). Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. (Section 6.10 of each indenture).

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus or in an applicable prospectus supplement, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture. (Sections 1.1 and 6.10 of each indenture).

Global Debt Securities

Unless we specify otherwise in a prospectus supplement for a particular series of debt securities, each series of debt securities will be issued in whole or in part in global form and will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities will be registered in the name of the depositary or its nominee, which will be the sole direct holder of the global securities. Any person wishing to own a debt security must do so indirectly through an account with a broker, bank or other financial institution that, in turn, has an account with the depositary.

Special Investor Considerations for Global Securities. Under the terms of the indentures, our obligations with respect to the debt securities, as well as the obligations of each trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to transfers of debt securities.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot have debt securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her debt securities;

•	the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

Neither we nor the trustees have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security, and neither we nor the trustees supervise the depositary in any way.

Special Situations When the Global Security Will Be Terminated. In a few special situations described below, the global security will terminate, and interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor’s bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders.

The special situations where a global security is terminated are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, unless a replacement is named;

•	when an event of default on the debt securities has occurred and has not been cured; or

•	when and if we decide (subject to the procedures of the depositary) to terminate a global security. (Section 3.4 of each indenture).

A prospectus supplement may list situations for terminating a global security that would apply only to a particular series of debt securities. When a global security terminates, the depositary, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.

The Depository Trust Company. Unless otherwise indicated in the prospectus supplement, The Depository Trust Company, or DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered security certificate will be issued for each debt security, each in the aggregate principal amount of such security and will be deposited with DTC.

Purchases of debt securities under the DTC system must be made by or through participants (for example, your broker) who will receive credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the records of the participant. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through whom the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee does not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time.

Proceeds, distributions or other payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the debt securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC, or a successor depository. In that event, certificates representing the debt securities will be printed and delivered.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 120 countries and territories) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC Rules applicable to its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of our common and preferred stock. You should refer to our Current Report on Form 8-K filed on February 18, 2009 and subsequent incorporated documents for additional information about our capital stock, as described in “Where You Can Find More Information.”

Common Stock

As of the date of this prospectus, we are authorized to issue up to 600,000,000 shares of common stock, par value $0.01 per share. As of February 15, 2012, 140,020,723 shares of common stock were outstanding. Our common stock is listed on the New York Stock Exchange under the trading symbol “LEG.”

Dividends. Holders of common stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our board of directors, subject to the rights of holders of the preferred stock.

Voting. Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the shareholders.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holder of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

Miscellaneous. Shares of common stock are non-assessable, are not redeemable and have no subscription, conversion or preemptive rights.

Preferred Stock

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be contained in our Articles of Incorporation or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock.

Our Articles of Incorporation vest our board of directors with authority to issue up to 100,000,000 shares of preferred stock, no par value per share, from time to time in one or more classes and one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolutions providing for the issuance of such stock adopted by our board of directors. As of February 15, 2012, no shares of preferred stock were outstanding.

Our board of directors is authorized to fix or determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

•	the specific designation of the shares of the series;

•	the consideration for which the shares of the series are to be issued;

•	the voting rights appertaining to shares of preferred stock;

•	the rate and conditions, if any, under which dividends will be payable on shares of that series, and the status of those dividends as cumulative or non-cumulative;

•	the price, times, terms and conditions, if any, upon which the shares of the series may be redeemed;

•	the rights, if any, which the holders of shares of the series have in the event of our liquidation, dissolution or winding up of our affairs;

•

the rights, if any, of holders of a series of preferred stock to convert or exchange such shares for shares of any other class or series of our capital stock or any other corporation, including the determination of the price or the rate applicable to such right to convert or exchange and the adjustment thereof, the time during which the rights to convert or exchange will be applicable and the time during which a particular price or rate will be applicable; and

•	any other preferences, rights, privileges and restrictions applicable to the series as may be permitted by law.

Before we issue any shares of preferred stock of any class or series, a certificate setting forth a copy of the resolutions of our board of directors, fixing the voting power, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of preferred stock of such class or series, and the number of shares of preferred stock of such class or series, authorized by our board of directors to be issued will be made and filed in accordance with applicable law and set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The description of certain provisions of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Where You Can Find More Information.”

General

We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company that we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.

Redemption of Depositary Shares

If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

Subject to the provisions of the deposit agreement, whenever:

•	any cash dividend or other cash distribution becomes payable;

•	any distribution other than cash is made;

•	any rights, preferences or privileges are offered with respect to the preferred stock;

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice; or

•

the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preferred stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under separate warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we are offering will describe specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	terms relating to the currency or currencies, in which the prices of the warrants may be payable;

•

the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on or after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, terms relating to the currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; any terms relating to the modification of the warrants;

•	a discussion of material federal income tax considerations, if applicable; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

Warrants issued for securities other than our debt securities, common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.

The applicable prospectus supplement will describe the specific terms of any warrant units.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number or amount of debt securities, shares of our common stock, preferred stock or depositary shares or warrants at a future date or dates. The price per security and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula stated in the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. The payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts we are offering will describe the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount a holder will be obligated to pay in order to purchase our debt securities, common stock, preferred stock, depositary shares or warrants or the formula to determine such amount;

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the settlement date or dates on which the holder will be obligated to purchase the securities. The prospectus supplement will specify whether certain events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

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the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of a purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic. Purchase contracts may include anti-dilution provisions to adjust the number of securities to be delivered upon the occurrence of specified events;

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whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations or government securities;

•	the terms of any pledge arrangement relating to any underlying securities; and

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the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the purchase contracts. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of purchase contracts or purchase contract units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares, purchase contracts, or warrants. These rights may be issued independently or together with any other security and may or may not be transferable by the person receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each shareholder;

•	the exercise price payable for each share of common stock, preferred stock, depositary shares, purchase contracts, or warrants upon the exercise of the rights;

•	the number and terms of the shares of common stock, preferred stock, depositary shares, purchase contracts, or warrants which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

The descriptions of the rights and any applicable underlying security in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful.

We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the rights. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of rights and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

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the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We or any selling security holder may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us or by any selling security holder to purchasers; or

•	through a combination of any of these methods.

We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, John G. Moore, Senior Vice President, Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated will issue an opinion about the validity of the securities. We pay Mr. Moore a salary and a bonus and he is a participant in various employee benefit plans offered by us and owns and has equity awards relating to shares of our common stock. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel who we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.